Exhibit 99.1

Heritage Commerce Corp Reports Earnings Increase of 65% in 1Q06

San Jose, CA - May 4, 2006 — Heritage Commerce Corp (Nasdaq: HTBK), parent company of Heritage Bank of Commerce, today reported consolidated operating results for the three months ended March 31, 2006. Net income increased 65% to $4,376,000, or $0.36 per diluted share, compared to $2,653,000, or $0.22 per diluted share, for the three months ended March 31, 2005. Annualized returns on average assets and average equity for the three months ended March 31, 2006 were 1.59% and 15.53%, respectively, compared with returns of 0.96% and 10.66%, respectively, for the three months ended March 31, 2005.

Financial Highlights:

•	Net interest margin increased to 4.90%, up 50 basis points from 1Q05 and up 8 basis points from 4Q05.
•	Diluted earnings per share of $0.36 were up 64% from 1Q05 and 3% from 4Q05.
•	Annualized return on average assets was 1.59%, up 66% from 1Q05 and 9% from 4Q05.
•	Asset quality improved with nonperforming assets to total assets at 0.23% compared to 0.32% in 1Q05 and 4Q05.

“Credit quality is solid and continues to improve with nonperforming loans dropping 32%,” noted Mr. Walter Kaczmarek, President and Chief Executive Officer. “The first quarter also reflected continued control of operating expenses. We were able to expand our margins during the first quarter, although the sale of the Capital Group loan portfolio on January 31, 2006 is having a negative effect. I am also happy to report that the Danville branch office reopened on April 26, following an early morning fire that damaged the facility on April 13. Our team worked very quickly to provide services to our customers while the branch was undergoing repairs. Fortunately, there were no injuries from the accidental fire. No client records or property were damaged. Because of the great response by our staff, landlord, contractors, and the city staff and inspectors, we were able to return to normal operations in a very short time,” added Mr. Kaczmarek.

Operating Results

Net interest income increased $988,000, or 9%, to $12,191,000 for the three months ended March 31, 2006 from $11,203,000 for the three months ended March 31, 2005. The improvement in net interest income was primarily the result of increases in key market interest rates. The net interest margin was 4.90% for the three months ended March 31, 2006, compared with 4.40% for the three months ended March 31, 2005.

For the three months ended March 31, 2006, noninterest income was $2,894,000, an increase of $537,000, or 23%, compared to $2,357,000 for the three months ended March 31, 2005. Noninterest income was primarily comprised of the gain on sale of Small Business Administration (“SBA”) and other guaranteed loans, SBA loan-servicing income, and the gain on sale of the Capital Group loan portfolio. Gain on sales of SBA loans contributed $826,000 during the first quarter of 2006, compared to $760,000 for the three months ended March 31, 2005. The Company has an ongoing program of originating SBA loans and selling the government guaranteed portion in the secondary market, while retaining the servicing of the whole loans. The Company sold its Capital Group loan portfolio, which consisted primarily of “factoring” type loans, during the first quarter of 2006, resulting in a gain on sale of $671,000. The sale of the Capital Group loan portfolio will negatively impact the Bank’s net interest margin going forward.

For the three months ended March 31, 2006, noninterest expense was $8,761,000, a decrease of $549,000, or 6%, compared to $9,310,000 for the three months ended March 31, 2005, reflecting continued cost controls. In the first quarter of 2006, noninterest expense included a pre-tax charge of $175,000 for stock option compensation costs from the implementation of SFAS 123R. In 2005, that cost was not included in expenses, but rather footnoted in the financial statements and equal to $101,000 in the first quarter of 2005. The efficiency ratio improved to 58.08% in the first quarter of 2006, compared to 68.66% in the first quarter of 2005.

Balance Sheet, Capital Management and Credit Quality

At March 31, 2006, total assets were $1.12 billion, compared to $1.16 billion at March 31, 2005. Total deposits were $935 million at March 31, 2006, compared to $963 million at March 31, 2005.

Total loans decreased 5% to $696 million at March 31, 2006, compared to $730 million at March 31, 2005. The decrease was primarily due to the Company selling its Capital Group loan portfolio in the first quarter of 2006 of approximately $30 million, which consisted primarily of “factoring” type loans.

Nonperforming assets totaled $2.5 million, or 0.23% of total assets, at March 31, 2006, compared to $3.7 million, or 0.32% of total assets, at March 31, 2005, and $3.7 million, or 0.32% of total assets, at December 31, 2005. In addition, the Company was paid off on several performing loans that were classified, but not included in non-performing assets. Because the Company had previously set aside reserves for these loans, a reverse provision for loan losses of $489,000 was booked in the first quarter of 2006, following no provision for loan losses in the fourth quarter of 2005 and $413,000 in the first quarter of 2005.

Net recoveries in the first quarter of 2006 were $13,000, or 0.01% of average loans, compared to net charge-offs of $1,661,000 and $176,000, respectively, or 0.93% and 0.10%, of average loans in the first and fourth quarter of 2005. The allowance for loan losses at March 31, 2006, was $9.7 million, or 1.40% of total loans, and represented 385% of nonperforming loans. The allowance for loan losses at March 31, 2005, was $11.2 million, or 1.54% of total loans, and represented 301% of nonperforming loans. The allowance for loan losses at December 31, 2005, was $10.2 million, or 1.48% of total loans, and represented 278% of nonperforming loans.

Shareholders’ equity increased 13% to $115 million, or $9.73 book value per share, at March 31, 2006, compared to $102 million, or $8.60 book value per share, a year earlier, and $112 million, or $9.45 book value per share at December 31, 2005. Capital ratios continue to be above the well-capitalized guidelines established by regulatory agencies. The Company’s leverage ratio at March 31, 2006, was 12.49%, compared to 11.18% at March 31, 2005 and 11.55% at December 31, 2005.

During the first quarter of 2006, the Company repurchased 32,000 shares of its common stock at an average price of $23.09 under the Company’s $10 million common stock repurchase program, which was approved by the Company’s Board of Directors in February, 2006. Shares were purchased on the open market using available cash. The repurchase program, which is financed by available cash, may be modified, suspended or terminated by the Board of Directors at any time without notice. The repurchase program expires on June 30, 2007. The extent to which the Company repurchases its shares and the timing of such repurchases will depend upon market conditions and other corporate considerations.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose with offices in Los Gatos, Fremont, Danville, Morgan Hill, Gilroy, Mountain View, and Los Altos. Heritage Bank of Commerce is also an SBA Preferred Lender, operating from offices in San Jose, Fresno, Santa Cruz, Elk Grove, Watsonville and Pittsburg, California.

Forward Looking Statement Disclaimer

This release may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include, but are not necessarily limited to, fluctuations in interest rates and monetary policy established by the Federal Reserve, inflation, government regulations, general economic conditions, competition within the business areas in which the Company is conducting its operations, including the real estate market in California, the ability to recognize identified cost savings, and other factors beyond the Company's control. Such risks and uncertainties could cause results for subsequent interim periods or for the entire year to differ materially from those indicated. For a discussion of factors which could cause results to differ, please see the Company's reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company's press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

     Member FDIC

	At and For the Three Months Ended:			Percent Change From:
CONSOLIDATED INCOME STATEMENTS	March 31,	December 31,	March 31,	December 31,		March 31,
(in $000's, unaudited)	2006	2005	2005	2005		2005
Interest Income	$17,260	$17,588	$14,400	-2%		20%
Interest Expense	5,069	4,773	3,197	6%		59%
Net Interest Income	12,191	12,815	11,203	-5%		9%
Provision for Loan Losses	(489)	0	413	N	/A	-218%
Net Interest income after Provision for Loan Losses	12,680	12,815	10,790	-1%		18%
Noninterest Income:
Gain on Sale of Loans	1,497	711	760	111%		97%
Servicing Income	468	470	392	0%		19%
Increase in Cash Surrender Value of Life Insurance	347	349	266	-1%		30%
Service Charges and Other Fees on Deposit Accounts	327	348	393	-6%		-17%
Equipment Leasing	0	0	79	N	/A	-100%
Other	255	326	467	-22%		-45%
Total Noninterest Income	2,894	2,204	2,357	31%		23%

Noninterest Expense:
Salaries & Employee Benefits	5,109	4,932	5,171	4%		-1%
Occupancy & Equipment	886	933	1,050	-5%		-16%
Other	2,766	2,702	3,089	2%		-10%
Total Noninterest Expense	8,761	8,567	9,310	2%		-6%
Income Before Income Taxes	6,813	6,452	3,837	6%		78%
Provision for Income Taxes	2,437	2,194	1,184	11%		106%
Net Income	$4,376	$4,258	$2,653	3%		65%

PER SHARE DATA
(unaudited)
Basic Earnings Per Share	$0.37	$0.36	$0.23	3%		61%
Diluted Earnings Per Share	$0.36	$0.35	$0.22	3%		64%
Weighted Average Basic Shares Outstanding	11,821,817	11,795,534	11,753,371	0%		1%
Weighted Average Diluted Shares Outstanding	12,039,538	12,067,845	12,162,746	0%		-1%
Common Shares Outstanding	11,834,846	11,807,649	11,839,426	0%		0%
Book Value Per Share	$9.73	$9.45	$8.60	3%		13%
Tangible Book Value Per Share	$9.73	$9.45	$8.60	3%		13%

KEY FINANCIAL RATIOS
(unaudited)
Annualized Return on Average Equity	15.53%	15.41%	10.66%	1%		46%
Annualized Return on Average Assets	1.59%	1.46%	0.96%	9%		66%
Net Interest Margin	4.90%	4.82%	4.40%	2%		11%
Efficiency Ratio	58.08%	57.04%	68.66%	2%		-15%

AVERAGE BALANCES
(in $000's, unaudited)
Average Assets	$1,114,248	$1,155,178	$1,121,712	-4%		-1%
Average Earning Assets	$1,009,869	$1,053,901	$1,033,170	-4%		-2%
Average Total Loans	$691,082	$727,030	$727,522	-5%		-5%
Average Loans Held For Sale	$49,315	$39,482	$40,202	25%		23%
Average Deposits	$919,944	$965,574	$925,993	-5%		-1%
Average Demand Deposits - Noninterest Bearing	$235,288	$258,374	$261,471	-9%		-10%
Average Interest Bearing Deposits	$684,656	$707,200	$664,522	-3%		3%
Average Interest Bearing Liabilities	$740,911	$763,602	$738,391	-3%		0%
Average Equity	$114,268	$109,636	$100,922	4%		13%

OTHER FINANCIAL INFORMATION
(in $000's, unaudited)
Interest Income on Gross Loans	$14,721	$15,109	$12,345	-3%		19%
Interest Expense on Interest Bearing Deposits	$4,319	$4,026	$2,411	7%		79%

	End of Period:			Percent Change From:
CONSOLIDATED BALANCE SHEETS	March 31,	December 31,	March 31,	December 31,		March 31,
(in $000's, unaudited)	2006	2005	2005	2005		2005
ASSETS
Cash and Due from Banks	$40,065	$35,560	$33,163	13%		21%
Federal Funds Sold	94,200	62,900	76,200	50%		24%
Securities Available-for-Sale, at Fair Value	186,168	198,495	225,082	-6%		-17%
Loans Held For Sale	30,745	70,147	33,610	-56%		-9%
Loans:
Commercial Loans	262,625	256,713	293,488	2%		-11%
Real Estate-Mortgage	232,790	237,566	250,005	-2%		-7%
Real Estate-Land and Construction	156,468	149,851	129,881	4%		20%
Home Equity	41,429	41,772	53,595	-1%		-23%
Consumer Loans	1,495	1,721	2,147	-13%		-30%
Total Loans	694,807	687,623	729,116	1%		-5%
Deferred Loan Costs	1,058	1,155	754	-8%		40%
Loans, Net of Deferred Costs	695,865	688,778	729,870	1%		-5%
Allowance for Loan Losses	(9,748)	(10,224)	(11,249)	-5%		-13%
Net Loans	686,117	678,554	718,621	1%		-5%
Premises & Equipment, Net	2,389	2,541	2,993	-6%		-20%
Accrued Interest Receivable and Other Assets	80,358	82,312	65,646	-2%		22%
Total Assets	$1,120,042	$1,130,509	$1,155,315	-1%		-3%

LIABILITIES & SHAREHOLDERS' EQUITY
Liabilities:
Deposits
Demand Deposits-Noninterest Bearing	$243,816	$248,009	$274,736	-2%		-11%
Demand Deposits-Interest Bearing	154,277	157,330	130,039	-2%		19%
Savings and Money Market	352,304	353,798	361,060	0%		-2%
Time Deposits, Under $100	33,003	35,209	37,829	-6%		-13%
Time Deposits, $100 and Over	115,293	109,373	118,773	5%		-3%
Brokered Deposits, $100 and Over	36,040	36,040	40,086	0%		-10%
Total Deposits	934,733	939,759	962,523	-1%		-3%
Securities Sold under Agreement to Repurchase	26,100	32,700	47,800	-20%		-45%
Notes Payable To Subsidiary Grantor Trusts	23,702	23,702	23,702	0%		0%
Accrued Interest Payable and Other Liabilities	20,310	22,731	19,468	-11%		4%
Total Liabilities	1,004,845	1,018,892	1,053,493	-1%		-5%

Shareholders' Equity:
Common Stock	67,120	66,799	68,919	0%		-3%
Accumulated Other Comprehensive Loss	(3,247)	(2,721)	(2,844)	19%		14%
Retained Earnings	51,324	47,539	35,747	8%		44%
Total Shareholders' Equity	115,197	111,617	101,822	3%		13%
Total Liabilities & Shareholders' Equity	$1,120,042	$1,130,509	$1,155,315	-1%		-3%

CREDIT QUALITY DATA
(in $000's, unaudited)
Nonaccrual Loans	$2,292	$3,672	$3,450	-38%		-34%
Loans Over 90 Days Past Due and Still Accruing	238	0	287	N	/A	-17%
Total Nonperforming Loans	2,530	3,672	3,737	-31%		-32%
Other Real Estate Owned	0	0	0	N	/A	N	/A
Total Nonperforming Assets	$2,530	$3,672	$3,737	-31%		-32%
Net Charge-offs (Recoveries)	$(13)	$176	$1,661	-107%		-101%
Net Charge-offs (Recoveries) as Percent of Average Loans	-0.01%	0.10%	0.93%	-110%		-101%
Allowance for Loan Losses to Total Loans	1.40%	1.48%	1.54%	-5%		-9%
Allowance for Loan Losses to Nonperforming Loans	385.30%	278.43%	301.02%	38%		28%
Nonperforming Assets to Total Assets	0.23%	0.32%	0.32%	-28%		-28%
Nonperforming Loans to Total Loans	0.36%	0.53%	0.51%	-32%		-29%

OTHER PERIOD-END STATISTICS
(unaudited)
Shareholders' Equity / Total Assets	10.29%	9.87%	8.81%	4%		17%
Loan to Deposit Ratio	74.45%	73.29%	75.83%	2%		-2%
Noninterest Bearing Deposits / Total Deposits	26.08%	26.39%	28.54%	-1%		-9%
Leverage Ratio	12.49%	11.55%	11.18%	8%		12%